AMENDMENT TO MASTER CUSTODIAN CONTRACT

This Amendment to the Master Custodian Contract is dated January 21, 2013 and made effective as of January 1, 2011 by and between each of the investment companies listed and described on Appendix A, as amended from time to time (each, a “Fund” and collectively the “Funds”) and State Street Bank and Trust Company (the “Custodian”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Master Custodian Contract referred to below.

WHEREAS, the Funds and the Custodian entered into a Master Custodian Contract dated as of August 25, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Contract”); and

WHEREAS, each Fund and the Custodian desire to amend the Contract to institute a term of seven years effective as of January 1, 2011 through December 31, 2017, and terminable upon 120 days’ written notice thereafter.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

I. Section 14 is deleted in its entirety and replaced as set forth below.

[Section] 14. Effective Period, Termination and Amendment

This Contract shall remain in full force and effect for an initial term ending December 31, 2017 (the “Initial Term”), and thereafter shall automatically continue in full force and effect unless either party terminates this Contract by written notice to the other party at least one hundred and twenty (120) days prior to the date of termination. During the Initial Term and thereafter, either party may terminate this Contract: (i) in the event of the other party’s material breach of a material provision of this Contract that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. In addition, any Fund or Portfolio may terminate this Contract effective as of December 31, 2014 or December 31, 2016 (or in each case such later date as may be agreed to by such Fund or Portfolio and the Custodian) in the event the Custodian does not meet the service relationship goals for such early termination events agreed to in writing by the Custodian and each Fund. Upon termination of this Contract pursuant to this paragraph with respect to any Fund or Portfolio, the applicable Fund shall pay Custodian its compensation due and shall reimburse Custodian for its costs, expenses and disbursements through the effective date of such event-driven termination.

During the Initial Term, in the event of: (i) any Fund's termination of this Contract with respect to such Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to a Fund or Portfolio (or its respective successor), the applicable Fund shall reimburse the Custodian for its costs, expenses and disbursements and pay the Custodian such Fund or Portfolio’s compensation due through the effective date of such early termination, plus such amounts as may be agreed upon in writing by the parties from time to time.

Upon receipt of such payment and reimbursement, the Custodian will deliver such Fund’s or Portfolio’s securities and cash as set forth hereinbelow. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of the immediately preceding paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Fund or Portfolio and distribution of such Fund’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or Portfolio is no longer viable (b) a merger of a Fund or Portfolio into, or the consolidation of a Fund or Portfolio with, another entity, or (c) the sale by a Fund or Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Custodian is retained to continue providing services to such Fund or Portfolio (or its respective successor) on substantially the same terms as this Contract. Termination of this Contract pursuant to the immediately preceding paragraph by any Fund or Portfolio prior to the expiration of the Initial Term shall require written notice to the Custodian at least six (6) months prior to the effective date of termination.

Termination of this Contract with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Contract with respect to any other Fund or Portfolio. The provisions of Sections 4.11, 12 and 13 of this Contract shall survive termination of this Contract for any reason.

This Contract may be amended at any time in writing by mutual agreement of the parties hereto.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

EACH FUND LISTED ON APPENDIX A

By:	/s/ Mark Swanson
Name:	Mark Swanson
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

APPENDIX A

TO

MASTER CUSTODIAN CONTRACT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

Russell Investment Company

Russell U.S. Core Equity Fund

Russell U.S. Defensive Equity Fund

Russell U.S. Dynamic Equity Fund

Russell U.S. Strategic Equity Fund

Russell U.S. Large Cap Equity Fund

Russell U.S. Mid Cap Equity Fund

Russell U.S. Small Cap Equity Fund

Russell International Developed Markets Fund

Russell Global Equity Fund

Russell Emerging Markets Fund

Russell Tax-Managed U.S. Large Cap Fund

Russell Tax-Managed U.S. Mid & Small Cap Fund

Russell Global Opportunistic Credit Fund

Russell Strategic Bond Fund

Russell Investment Grade Bond Fund

Russell Short Duration Bond Fund

Russell Tax Exempt Bond Fund

Russell Commodity Strategies Fund

Russell Global Infrastructure Fund

Russell Global Real Estate Securities Fund

Russell Multi-Strategy Alternative Fund

Russell Strategic Call Overwriting Fund

Russell Money Market Fund

Conservative Strategy Fund

Moderate Strategy Fund

Balanced Strategy Fund

Growth Strategy Fund

Equity Growth Strategy Fund

2015 Strategy Fund

2020 Strategy Fund

2025 Strategy Fund

2030 Strategy Fund

2035 Strategy Fund

2040 Strategy Fund

2045 Strategy Fund

2050 Strategy Fund

2055 Strategy Fund

In Retirement Fund

2017 Retirement Distribution Fund – A Shares

2017 Retirement Distribution Fund – S Shares

Russell Investment Funds

Multi-Style Equity Fund

Aggressive Equity Fund

Global Real Estate Securities Fund

Non-U.S. Fund

Core Bond Fund

Conservative Strategy Fund

Moderate Strategy Fund

Balanced Strategy Fund

Growth Strategy Fund

Equity Growth Strategy Fund

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